Exhibit 16.1
October 27, 2008
Office of the Chief Accountant,
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE
Washington, DC 20549-7561

Re:	IFTH Acquisition Corp. (f/k/a InfoTech USA, Inc.) Commission File Number: (0-22693)
Dear Sirs:
We have read Item 4.01 of the Form 8-K, dated October 24, 2008 being filed by IFTH Acquisition Corp. and are in agreement with the statements contained in the first three paragraphs related to our firm. We have no basis to agree or disagree with the other statements made therein.
/s/ J.H. Cohn LLP
Roseland, New Jersey